EXHIBIT 10.04

PG&E Corporation and Pacific Gas and Electric Company
Executive Incentive Compensation Recoupment Policy (Policy)
Effective February 21, 2018

PG&E Corporation and Pacific Gas and Electric Company (each, a Company) provide Section 16 Officers (1) the opportunity to participate in various performance-based short- and long-term compensation arrangements. Payments under such arrangements are advanced to such Section 16 Officers as earned, vested, or paid (Payments) but remain subject to recoupment as set forth in the Policy.

Under the Policy, the PG&E Corporation Compensation Committee (Compensation Committee), the Board of Directors (Board) of PG&E Corporation, or the Board of Pacific Gas and Electric Company, as applicable based on the delegation described below, may, in good faith exercise of its reasonable discretion seek recoupment of Payments previously advanced to Section 16 Officers upon any of the following Triggering Events described below. The Board of each Company has delegated the administration of the Policy to the Compensation Committee, including authority to determine whether or not to seek recoupment of Payments, except that with respect to a particular Company’s Chief Executive Officer (2), the Policy will be administered by the Board of such Company. The Triggering Events are:

1.
if either Company restates financial statements that were filed with the Securities and Exchange Commission for any of the past three completed fiscal years, and the individual was a Section 16 Officer of either Company during the fiscal year for which the financial statements were restated, or

2.
if, during any of the past three completed fiscal years, a material miscalculation occurred with respect to the amount of any Payment made to an individual who was a Section 16 Officer at the time of such Payment, or

3.
if any individual who served as a Section 16 Officer during the past three years engaged in fraud or other intentional misconduct, and such fraud or intentional misconduct caused material financial or reputational harm to either Company, as determined by the Compensation Committee or the Board of a Company.

Payments subject to recoupment will be no greater than:

•
For Triggering Event 1 or 2: the difference between (i) the amount of any Payment made as a result of the erroneous financial statements or the material miscalculations, as applicable, and (ii) the lower Payment that would have been advanced based on the restated financial statement or in the absence of the material miscalculation, as applicable, or

•	For Triggering Event 3: the full amount of Payments during the fiscal year in which the fraud or misconduct occurred.

The Compensation Committee, and the Boards of the Companies, if applicable, may exercise discretion regarding whether to adjust the amount of Payments that are subsequently recouped to account for tax consequences to the current or former Section 16 Officer.

The relevant administrator shall determine, in its sole discretion, the method of recoupment, to the extent permitted by law. The Policy does not limit the rights of the Companies to pursue other lawful remedies that they deem appropriate or their ability to seek lawful recoupment in appropriate circumstances (including circumstances beyond the scope of the Policy) of any amounts from any individual.

The Policy may be amended or terminated by the Boards of the Companies (with respect to the applicable Company) at any time.

(1) “Section 16 Officer” means an “officer” of either Company who is subject to the reporting and short swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
(2) A Company’s Board of Directors shall administer the Plan with respect to the Company’s President for periods in which the Chief Executive Officer position is not occupied.